                                                                    EXHIBIT 4.1

                               FIRST AMENDMENT TO
                                CREDIT AGREEMENT


         THIS FIRST AMENDMENT TO CREDIT AGREEMENT ("First Amendment") dated as of May 31, 1998, by and among AMC, INC., a Georgia corporation (hereinafter, together with its successors in title and assigns called "Borrower"), and THE PROVIDENT BANK, an Ohio banking corporation ("Agent"), and various Lenders as set forth on Schedule 1 to the Credit Agreement (as hereinafter defined).


                             PRELIMINARY STATEMENT

         WHEREAS, Borrower, Agent and Lenders have entered into a certain Credit Agreement dated as of September 30, 1995 (the "Credit Agreement");

         WHEREAS, Borrower has requested and Lenders have agreed upon certain conditions, to increase the Maximum Revolving Commitment from Ten Million Dollars ($10,000,000) to Twenty Million Dollars ($20,000,000) and to amend certain other terms and provisions of the Credit Agreement.

         NOW, THEREFORE, the parties hereto agree to supplement and amend the Credit Agreement upon such terms and conditions as follows:

         1. Capitalized Terms. All capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement unless the context hereof requires otherwise. Any definitions of capitalized terms set forth herein shall be deemed incorporated into the Credit Agreement as amended by this First Amendment.

         2.       Definitions.

                  (a) Section 1.2 of the Credit Agreement is hereby amended by amending and restating in their entirety the following definitions:

                  "Collateral" means all of Borrower's Accounts, Inventory, Equipment, General Intangibles, fixtures, goods, motor vehicles, leasehold improvements, Documents, Instruments, Chattel Paper, Intellectual Property, inventory subject to leases and rights under lease agreements for the leasing of inventory, money, deposit accounts, rights to draw on letters of credit, permits, licenses and the cash or noncash Proceeds (including insurance or other rights to receive payment with respect thereto) of any of the foregoing and all accessions and additions to and replacements of the foregoing, and all books and records (including, without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records of Borrower) pertaining to any of the foregoing and relating to or used in connection with the ownership, maintenance, management or operation of the Atlanta Merchandise Mart or the Atlanta Apparel Mart (herein, together with the real property, buildings and fixtures described in the Mortgages, and all other property and rights assigned by Borrower to Agent, on behalf of the Lenders, to secure Borrower's obligations under the Loan Documents).

                  "Commitment Fee" means a fee equal to three-eighths of one percent (0.375%) per annum (computed on the basis of a 360-day year for the actual number of days elapsed) on the daily unused amount of the Maximum Revolving Commitment.

                  "Libor Rate" means for each Interest Period, the sum of Libor plus two and one-tenth percent (2.10%).

                  "Maximum Revolving Commitment" means Twenty Million Dollars ($20,000,000).

                  "Revolving Credit Notes" means, collectively, with respect to the Credit Loan, amended and restated promissory notes of Borrower, dated as of the First Amendment Closing Date, in the aggregate principal amount of the Maximum Revolving Commitment, in or substantially in the form of Exhibit C attached to this First Amendment, as the same may be amended, modified or restated. "Revolving Credit Note" shall mean any one of the Revolving Credit Notes

                  "Termination Date" means the earlier of (i) the third anniversary of the First Amendment Closing Date; (ii) the date upon which the entire principal of the Notes shall become due pursuant to the provisions hereof (whether as a result of acceleration by Agent or the Requisite Lenders or otherwise); or (iii) the date upon which the Credit Commitments terminate pursuant to Section 9.2 hereof.

                  (b) The Credit Agreement is hereby amended to add the following definitions to Section 1.2:

                  "Chattel Paper" means any "chattel paper" as such term is defined in Section 9-105(1)(b) of the UCC (but only to the extent such arises in connection with, and relates directly to the ownership, maintenance, management or operation of, the Atlanta Apparel Mart or the Atlanta Merchandise Mart), now or hereafter acquired by Borrower.

                  "Documents" mean any "documents," as such term is defined in
         Section 9-105(1)(f) of the UCC (but only to the extent such arises in connection with, and relates directly to the ownership, maintenance, management or operation of, the Atlanta Apparel Mart or the Atlanta Merchandise Mart), now owned or existing or hereafter arising or acquired by Borrower.

                  "Equipment" means any "equipment," as such term is defined in
         Section 9-109(2) of the UCC (but only to the extent such arises in connection with, and relates directly to the ownership, maintenance, management or operation of, the Atlanta Apparel Mart or the Atlanta Merchandise Mart), now owned or hereafter acquired by Borrower and shall include, without limitation, any and all additions, substitutions, and replacements of any of the foregoing, wherever located, together with all attachments, components, parts and accessories installed thereon or affixed thereto.

                  "First Amendment Closing Date" means May 31, 1998.

                  "First Amendment Closing Fee" means a fee equal to One Hundred and Twenty Thousand Dollars ($120,000), payable in full in immediately-available funds on the First Amendment Closing Date.

                  "General Intangibles" means any "general intangibles" as such term is defined in Section 9-106 of the UCC (but only to the extent such arises in connection with, and relates directly to the ownership, maintenance, management or operation of, the Atlanta Apparel Mart or the Atlanta Merchandise Mart), now owned or hereafter acquired and, in any event, shall include, without limitation, all right, title and interest now in existence or hereafter arising in or to all customer lists, trademarks, patents, rights in intellectual property, trade names, copyrights, trade secrets, proprietary or confidential information, inventions and technical information, procedures, designs, knowledge, know-how, software, data bases, data, processes, models, drawings, materials, and records now owned or hereafter acquired, and any and all goodwill and rights of indemnification.

                  "Instruments" mean any "instrument," as such term is defined in Section 9-105(1)(i) of the UCC (but only to the extent such arises in connection with, and relates directly to the ownership, maintenance, management or operation of, the Atlanta Apparel Mart or the Atlanta Merchandise Mart), now owned or hereafter acquired by Borrower.

                  "Inventory" means Borrower's inventory (but only to the extent such arises in connection with, and relates directly to the ownership, maintenance, management or operation of, the Atlanta
         Apparel Mart or the Atlanta Merchandise Mart), including without limitation: (i) all raw materials used or consumed in Borrower's business, wherever located and whether in the possession of such Borrower or any other Person;
         (ii) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service, wherever located and whether in the possession of Borrower or any other Person; and (iii) all goods returned to or repossessed by such Person.

                  "Prime Rate Loans" mean the Loan(s) which bear interest at the Prime Rate.

                  (c) Section 1.2 of the Credit Agreement is hereby amended by deleting in their entirety the definitions "Adjusted Prime Rate" and "Adjusted Prime Rate Loans." Further, the Credit Agreement and other Loan Documents are hereby amended by substituting all references to "Adjusted Prime Rate" and "Adjusted Prime Rate Loans" with "Prime Rate" and "Prime Rate Loans," respectively. References in the Loan Documents to the "Loan Documents," "Loans" and "Notes" and other documents, instruments, and other agreements executed in connection with the Loans shall in each case refer to each such document, instrument or other agreement, as it may be amended or restated from time to time.

         3.       Exhibits and Schedules.

                  (a) Exhibit C of the Credit Agreement is hereby amended in its entirety by Exhibit C attached to this First Amendment.

                  (b) Schedule 1 of the Credit Agreement is hereby amended in its entirety by Schedule 1 attached to this First Amendment.

         4. The Note. Section 2.4 of the Credit Agreement is hereby amended in its entirety to read as follows:

                  "The absolute and unconditional obligation of Borrower to repay to each Lender its respective Pro Rata Share of the principal of the Loans and the interest thereon shall be evidenced by a separate Revolving Credit Note for each Lender in the amount of its respective Credit Commitment for each Loan dated as of the First Amendment Closing Date. All payments under the Notes shall be made to Agent at its Head Office, for the account of Lenders, and Agent shall allocate all payments on each Loan received from Borrower among all Lenders in accordance with each Lender's Pro Rata Share of such Loan in accordance with
                  Section 2.7(b)."

         5. Interest Payable on the Loans. Sections 2.5(a), 2.5(c) and 2.5(g) of the Credit Agreement are hereby amended in their entirety to read as follows:

                  "(a)     Interest Rate. Except as otherwise provided herein,
         the Loans shall bear interest on the daily outstanding principal balance thereunder at an annual rate equal to, at Borrower's option, the Prime Rate or Libor Rate; provided, however that at all times, at least one-half (2) of the aggregate amount of funds drawn under the Revolving Credit Loan shall, at all times, bear interest on the daily outstanding principal balance thereunder at an annual rate equal to the Prime Rate. Each Libor Rate Loan shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Libor Rate Loan. Borrower shall select Interest Periods with respect to Libor Rate Loans so that it is not necessary to pay a Libor Rate Loan prior to the last day of the applicable Interest Period in order to repay the Loans on the Termination Date."

                  "(c)     Conversions. Borrower may elect from time to time to
         convert all or part of the outstanding principal balance of any Revolving Credit Loan from a Prime Rate Loan to a Libor Rate Loan by the Borrower's giving Agent at least three (3) Business Days' prior irrevocable notice of such an election; provided, that no Loan may be converted to a Libor Rate Loan while a Default or an Event of Default has occurred and is continuing; provided, further, that no Loan may be converted to a Libor Rate Loan if such conversion would result in less than one-half of the aggregate outstanding principal amount drawn under the Notes bearing interest at the Prime Rate. Borrower may also elect from time to time to continue any outstanding Libor Rate Loan (whether for a similar or a different Interest Period) upon expiration of the Interest Period then applicable thereto by the Borrower's giving the Agent at least three (3) Business Days' prior irrevocable notice of such continuation of such Libor Rate Loan; provided, that no Revolving Credit Loan may be continued as a Libor Rate Loan while a Default or an Event of Default has occurred and is continuing or if such continuance would result in less than one-half of the aggregate outstanding principal amount drawn under the Notes accruing interest at the Prime Rate."

                  "(g)     Monthly Installments. Borrower shall pay to Agent
         for the account of Lenders, monthly in arrears on the first Business Day of each month beginning with the month following the month in which the First Amendment Closing Date falls, (i) interest on the outstanding principal amount of the Prime Rate Loans at the annual rate equal to the Prime Rate and (ii) interest on the outstanding principal amount of the Libor Rate Loans at the annual rate equal to the Libor Rate; provided, however, that if Borrower elects to convert a Prime Rate Loan, or any portion thereof, to a Libor Rate Loan, Borrower shall pay to Agent, for the account of Lenders, all accrued but unpaid interest on the Prime Rate Loan or such portion thereof being converted for the period commencing on the date of last payment date under this paragraph 2.5(g) to the first day of the interest period for the Libor Rate Loan into which the Prime Rate Loan was converted; provided, further, the first monthly installment after the First Amendment Closing Date shall include all accrued and unpaid interest on the Loans as of the First Amendment Closing Date."

         6. Repayment and Prepayment of Principal. Section 2.6(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

                  "(a)     Maturity. Subject to the terms and conditions of
         this Agreement, Borrower will be entitled to reborrow all or any part of the principal of the Revolving Credit Notes repaid or prepaid prior to the Termination Date. The Credit Commitments shall terminate and all of the Indebtedness evidenced by the Revolving Credit Notes shall, if not sooner paid, be in any event absolutely and unconditionally due and payable in full by Borrower on the third anniversary of the First Amendment Closing Date, the date of final maturity of such Notes."

         7. Repayments and Prepayments of Principal. Section 2.6(d) of the Credit Agreement is hereby amended in its entirety to read as follows:

                  "(d)     Prepayment Fees. Borrower may voluntarily prepay the
         Obligations in full or in part at any time, without premium or penalty."

         8. Security Interest. Section 3.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

                  "Section 3.1 Security Interest. To secure the prompt repayment of the Notes and the Obligations, Borrower hereby grants, and hereby pledges and collaterally assigns, to Agent, on behalf of the Lenders, a lien and security interest in and to and all of Borrower's personal property and fixtures, located in or on the Atlanta Merchandise Mart and the Atlanta Apparel Mart, whether now or hereafter owned, existing or acquired or hereafter arising, including, without limitation the Collateral. To secure further such liabilities and obligations, Borrower has granted to Agent, on behalf of the Lenders, a first lien upon certain real property owned by Borrower identified on Schedule 3.1; has executed and delivered to Agent, on behalf of the Lenders, security agreements or deeds, and valid assignments of all other property rights (including, without limitation, rights to receive rents and rights with respect to judgments and claims) which now exist or which may exist or arise hereafter from time to time with respect to the Atlanta Merchandise Mart and the Atlanta Apparel Mart; and shall deliver to Agent, on behalf of the Lenders, to the extent required herein or upon Agent's request in accordance with the terms of this Agreement, all instruments, documents and chattel paper in which Borrower from time to time has an interest and such other documents as Agent may request to perfect a security interest in the Collateral."

         9. Borrower's Depository Account. The Credit Agreement is hereby amended to add, in its entirety, Section 6.15 to read as follows:

                  "6.15    Borrower's Depository Accounts. Borrower shall
         concentrate all of its bank and depository accounts with Agent, including without limitation, all demand deposit, time deposit, concentration and zero balance accounts except that Borrower may maintain operating accounts with any local financial institution, provided Borrower shall use its best efforts to maintain such account with one or more Lenders."

         10. Reaffirmation of Covenants, Warranties and Representations. Borrower hereby agrees and covenants that all representations and warranties in the Credit Agreement, including without limitation, all of those warranties and representations set forth in Article 5, are true and accurate in all material respects as of the date hereof. Borrower further reaffirms all covenants in the Credit Agreement, and reaffirms each of the affirmative covenants set forth in
Article 6 and the financial and negative covenants set forth in Articles 7 and 8, respectively, thereof, as if fully set forth herein, except to the extent modified by this First Amendment.

         11. Conditions Precedent to Closing of First Amendment. On or prior to the First Amendment Closing Date, each of the following conditions precedent shall have been satisfied:

                  (a) Proof of Corporate Authority. Lenders shall have received from Borrower (i) copies, certified by a duly authorized officer to be true and complete on and as of the First Amendment Closing Date, of records of all action taken by Borrower to authorize the execution and delivery of this First Amendment and all other certificates, documents and instruments to which it is or is to become a party as contemplated or required by this First Amendment, and its performance of all of its obligations under each of such documents, and (ii) certificates of incumbency for the officers of Borrower.

                  (b) Certified Copies of Organizational Documents. Agent shall have received from Borrower a certificate from an officer certifying that there have been no amendments, revisions or supplements to the organizational documents previously delivered to Agent at the Closing and that the same are in full force and effect.

                  (c) Good Standing. Agent shall have received from Borrower a certificate from the Secretary of State of the state of Borrower's incorporation and all other states in which Borrower is qualified to do business that Borrower is in good standing.

                  (d) Documents. Each of the documents to be executed and delivered at the closing and all other certificates, documents and instruments to be executed in connection herewith including, without limitation, a Revolving Credit Note in the form of Exhibit C attached to this First Amendment, shall have been duly and properly authorized, executed and delivered by Borrower and shall be in full force and effect on and as of the First Amendment Closing Date.

                  (e) Legality of Transactions. No change in applicable law shall have occurred as a consequence of which it shall have become and continue to be unlawful (i) for Lender to perform any of its agreements or obligations under any of the Loan Documents, or (ii) for Borrower to perform any of its agreements or obligations under any of the Loan Documents.

                  (f) Performance. Borrower shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in each of the Loan Documents. Except as set forth herein, no event shall have occurred on or prior to the First Amendment Closing Date, and no condition shall exist on the First Amendment Closing Date, which constitutes a Default or an Event of Default.

                  (g) Perfection of Security Interests. Agent shall have received all Uniform Commercial Code Financing Statements required or, in Agent's opinion, advisable to be filed in order to create, in favor of the Agent for the benefit of Lenders, a perfected Lien on the Collateral with respect to which a Lien can be perfected by means of filing Uniform Commercial Code Financing Statements (or for the filing of an application for certificate of title); said Financing Statements shall have been properly filed in each office in each jurisdiction in which such filings are required or, in the opinion of Agent, advisable; Agent shall have received confirmation from its counsel or counsel to Borrower that all such filings and recordations have been made, and that all necessary filing, subscription and inscription fees and all recording and other similar fees, and all taxes and other expenses related to such filings and recordings have been paid or provided for in full by or on behalf of Borrower;

                  (h) Priority. Agent shall have received evidence reasonably satisfactory to Lenders that Agent's Liens for the benefit of Lenders are first and prior, and there are no other superior, equal, or inferior Liens except the Permitted Liens;

                  (i) Closing Fee. Borrower shall have paid to Agent for the benefit of Lenders an amount equal to the First Amendment Closing Fee minus the amount paid by Borrower to Agent as a retainer upon execution of the proposal letter.

                  (j) Consents of Bond Holders. Agent shall have received satisfactory evidence of the consent of the required majority of the holders of the Bonds to the execution of this First Amendment and the transactions contemplated herein.

                  (k) Amendment to Intercreditor Agreement. Borrower shall have delivered to Agent an Amendment to the Intercreditor Agreement duly executed by the Trustee of the Mart Bonds and Borrower in a form satisfactory to Agent.

                  (l) Gift Mart Financing. Borrower shall have delivered to Agent written evidence of any consent of Bank of America, N.T. & S.A. or any other third party that may be required by the terms of the documents evidencing the Gift Mart Financing.

                  (m) Mortgage and Title Insurance. Borrower shall have executed and delivered amendments or modifications to the Mortgages, in a form satisfactory to Agent and Lenders. Further, Borrower shall cause the Title Company to deliver to Agent an endorsement to the ALTA Title Insurance Loan Policy that was delivered to Agent at Closing, updating title and showing only such matters as may be acceptable to Agent and Lenders, and further insuring the Mortgages, as amended.

                  Borrower shall have paid to the Title Company all expenses and premiums of the Title Company in connection with the update of title and the issuance of such endorsements. In addition, Borrower shall have paid to the Title Company or the Agent an amount equal to all mortgage and mortgage recording taxes, intangibles taxes, stamp taxes and other taxes payable in connection with the execution and delivery of the amendments to the Mortgages and the obligations secured thereby and the recording of the amendments to the Mortgages in the appropriate land offices.

                  (n) Flood Certification. Borrower shall deliver to Agent a Federal Emergency Management Agency ("FEMA") Form 81-93, the Standard Flood Hazard Determination Form, certifying that the Real Estate is not located in a flood plain zone.

                  (o) Legal Opinion. Agent shall have received a written legal opinion, addressed to Agent and Lenders and dated as of the First Amendment Closing Date, from legal counsel for Borrower, which shall be in a form acceptable to Agent, opining as to (i) the due execution, delivery and enforceability of the documents to be delivered in connection herewith; and (ii) the corporate existence, good standing and authority of Borrower.

                  (p) Legal Fees. Borrower shall have reimbursed Agent for all fees and disbursements of legal counsel to Agent (in its capacity as Agent and a Lender), which shall have been incurred by Agent through the First Amendment Closing Date in connection with the preparation, negotiation, review, execution and delivery of this First Amendment and the handling of any other matters incidental thereto.

         12.      Miscellaneous.

                  (a) All of the terms, conditions and provisions of the Credit Agreement not herein modified shall remain in full force and effect. In the event a term, condition or provision of the Credit Agreement conflicts with a term, condition or provision of this First Amendment, the latter shall govern.

                  (b) This First Amendment shall be governed by and shall be construed and interpreted in accordance with the laws of the State of Ohio.

                  (c) This First Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

                  (d) This First Amendment may be executed in several counterparts, each of which shall constitute an original, but all which together shall constitute one and the same agreement.

           [Space intentionally left blank. Signature page follows.]

         IN WITNESS WHEREOF, this First Amendment has been duly executed and delivered by or on behalf of each of the parties as of the day and in the year first above written.

                                    BORROWER:

                                    AMC, INC., a Georgia corporation



                                    By: /S/: Henry G. Almquist
                                        --------------------------------------
                                    Name:    Henry G. Almquist
                                         -------------------------------------
                                    Title:   Chief Financial Officer
                                          ------------------------------------


                                    AGENT:

                                    THE PROVIDENT BANK, Agent



                                    By:  /S/: Eric Jeffries
                                         -------------------------------------
                                    Name:     Eric Jeffries
                                         -------------------------------------
                                    Title:    Vice President
                                          ------------------------------------


                                    LENDER:

                                    THE PROVIDENT BANK, Lender



                                    By:  /S/: Eric Jeffries
                                         -------------------------------------
                                    Name:     Eric Jeffries
                                         -------------------------------------
                                    Title:    Vice President
                                          ------------------------------------

                                   SCHEDULE 1


                                     CREDIT                               PARTICIPATION
LENDER                               COMMITMENT                             PERCENTAGE
THE PROVIDENT BANK                   Revolving Credit Loan
One East Fourth Street
7th Floor                                   $20,000,000.00                          100%
Cincinnati, Ohio  45202
      Eric L. Jeffries
      (513) 579-2236